                                                                      EXHIBIT 12


                      THE LIMITED, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (Thousands except ratio amounts)

                                            Thirteen Weeks Ended
                                            --------------------
                                             April 30,   May 1,
                                               1994       1993
                                            ----------  --------

Adjusted Earnings
- -----------------

Income before income taxes                    $ 79,276  $ 72,225

Portion of minimum rent ($150,922 in 1994
 and $142,503 in 1993) representative
 of interest                                    50,306    47,501

Interest on indebtedness                        14,670    14,988
                                              --------  --------

 Total Earnings as Adjusted                   $144,252  $134,714
                                              ========  ========



Fixed Charges
- -------------

Portion of minimum rent representative
 of interest                                  $ 50,306  $ 47,501

Interest on indebtedness                        14,670    14,988
                                              --------  --------

 Total Fixed Charges                          $ 64,976  $ 62,489
                                              ========  ========

Ratio of Earnings to Fixed Charges               2.22x     2.16x
                                              ========  ========